Exhibit 10.8

The Hain Celestial Group, Inc.

Waterfront Corporate Center | 221 River Street Hoboken, NJ 07030 | phone: +1 (516) 587-5000 | www.hain.com

______________________________________________________________________________________________________________

March 15, 2024

Personal & Confidential

Chad Marquardt

Dear Chad,

We are pleased to offer employment to you as President, North America of The Hain Celestial Group, Inc. (“Hain Celestial” or the “Company”), reporting to the Company’s Chief Executive Officer. As we have discussed, your employment will commence on March 25, 2024 (the “Start Date”).

1.
Your annual base salary will be $500,000 (less required withholdings and elected deductions) and will be paid in accordance with the Company’s payroll practices.

2.
You will be eligible to earn an annual incentive award (the “Annual Incentive Award”) under the terms and conditions of the Company’s Annual Incentive Plan. Your target Annual Incentive Award for fiscal year 2024 shall be equal to 85% of your annual base salary (“Target AIP Award”), prorated based on your Start Date. The amount payable to you under the Annual Incentive Award will be determined by the Compensation Committee of the Company’s Board of Directors in its discretion under the terms of the Annual Incentive Plan, and you must be actively employed by the Company at the time of payment.

3.
As a member of the Hain Celestial leadership team, you will be eligible to participate in the Company’s Long-Term Incentive Program (“LTIP”), subject to your continued employment and Compensation Committee plan design and approval. For fiscal year 2024, you will be eligible to receive an award under the 2024-2026 LTIP with a Target Value of $600,000, which will be prorated based on the number of days from your Start Date to the end of the Company’s 2024 fiscal year, subject to the terms and conditions of such program. The term “Target Value” refers to the value of the LTIP award calculated based on the average closing price of the Company’s common stock during the 20 trading day period ending on the trading day prior to the Start Date multiplied by the number of shares covered by such award (assuming target level performance in the case of any performance-vesting awards). Your 2024-2026 LTIP Award will be granted on your Start Date and will consist of (i) awards of Performance Share Units (“PSUs”) (50% of the award value), with 2/3 of the PSUs tied to relative total shareholder return and 1/3 of the PSUs tied to absolute total shareholder return, in each case over the three-year period beginning on October 26, 2023 and ending on October 25, 2026 and with the same performance goals and beginning stock price as those applicable to PSUs granted on October 25, 2023 to other senior executives for the 2024-2026 LTIP, and (ii) an award of Restricted Share Units (“RSUs”) (50% of the award value). The PSUs will vest, if at all, on October 25, 2026, if the performance criteria are met, while the RSUs will vest in 1/3 installments on each of October 25, 2024, 2025 and 2026.

For fiscal year 2025 and subsequent fiscal years, subject to your continued employment and Compensation Committee plan design and approval, you will be eligible to participate in the LTIP. The form of LTIP awards will be determined by the Compensation Committee and will generally be consistent with LTIP awards made in such fiscal years to other senior executives of the Company. Any LTIP Awards are determined and granted in the Compensation Committee’s sole discretion and the terms of this paragraph do not constitute a guarantee of a future year award.

4.
You also will receive a one-time make-whole award of RSUs with a Target Value of $300,000 (the “Make-Whole RSU Award”). The Make-Whole RSU Award is intended to recognize the compensation you are forfeiting from your former employer upon joining Hain Celestial. The Make-Whole RSU Award shall vest over a three-year period, with one-third vesting each year on the anniversary date of the Start Date, subject to your continued employment. If your employment terminates by reason of death or disability or if Hain Celestial terminates your employment without cause, the unvested portion of the Make-Whole RSUs will immediately vest.

5.
If Hain Celestial terminates your employment without cause, as determined by the Compensation Committee in good faith, you will be entitled to receive a severance payment of one (1) times your annual base salary in effect at the time of termination and one (1) times your Target AIP Award for the year in which the termination date occurs, payable (less applicable withholdings) in bi-weekly payments, in accordance with the Company’s payroll practices, following the termination of your employment. Your entitlement to the severance payment will be subject to the execution of a separation agreement and release of claims in a form satisfactory to the Company, including an acknowledgment of the continued effectiveness of your post-employment restrictive covenants and other obligations to the Company.

6.
You will participate in the Company’s “Change in Control Agreement,” in accordance with and subject to the terms and conditions of such agreement. The Change in Control Agreement will generally provide a severance benefit equal to (2) times the sum of your annual base salary and Target AIP Award if your employment is terminated under certain circumstances in connection with a Change in Control (as defined in the agreement).

7.
Our group health insurance benefit plan provides for participation by new employees on the first calendar day of the month following completion of 30 days of employment. Additionally, as soon as practicable but no later than the first calendar day of the month following completion of 30 days of employment, you will be eligible to participate in the Hain Celestial 401(k) Retirement Plan.

8.
You will be entitled to up to four (4) weeks of annual paid vacation and other personal leave in accordance with Company policy, which shall be subject in all respects to the terms and conditions of the Company’s paid time off policies, as may be in effect from time to time.

9.
This offer is contingent upon your completion of a pre-hire screening, which will require that you execute documents required by Hain Celestial for a background investigation concerning your criminal, employment, education, and credit history.

10.
You have advised us that you are not a party to or restricted by an agreement with a previous employer that would interfere with or impair in any way your ability to perform the duties of your position with Hain Celestial as described in this letter. It is a condition of your employment with Hain Celestial that you refrain from using or disclosing any proprietary information or trade secrets of any previous employer in the course of your employment with Hain Celestial. If any previous employer asserts a claim that your employment with Hain Celestial violates any contractual obligations owed by you, or that you have otherwise committed a breach of any contractual or other duty to a previous employer, Hain Celestial may immediately terminate your employment, and such termination will be treated as a termination for cause. In the event of such a claim, Hain Celestial is not obligated to indemnify you for any damages or to provide a defense against such claims.

11.
This letter does not constitute a contract of employment or a guarantee that your employment will continue for any period of time or any specific treatment. Your employment with us is “at-will” and is therefore terminable by either Hain Celestial or you without cause, notice or liability except as set forth in paragraphs 5 and 6 above. Your continued employment is subject to, among other things, your satisfactory completion of your job responsibilities and your compliance with Hain Celestial’s policy requirements.

12.
This letter and the Company’s obligations hereunder are intended to comply with or otherwise be exempt from Section 409A of the Internal Revenue Code and its corresponding regulations, to the extent applicable, and shall be so construed.

13.
This letter supersedes all prior or contemporaneous agreements, understandings, negotiations, or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written arrangement signed by you and Hain Celestial's Chief Executive Officer or Chief Human Resources Officer. The terms of this letter shall be governed by New Jersey law.

Please acknowledge your acceptance of these terms by your signature below. Afterwards, kindly return the signed letter to me.

Sincerely,

/s/ Amber Jefferson

Amber Jefferson

Chief People Officer

Accepted: /s/ Chad Marquardt

Chad Marquardt

Date: 3/16/24